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                                                               EXHIBIT 99.9

To: GreenMountain.com Company

The Social Investment Forum hereby consents to the use of the following information from our November 1997 Report on Responsible Investing Trends in the United States and to all references to us included in or made a part of the GreenMountain.com Company Registration on Form S-1 (Registration No. 333-75171).

/s/ Steven J. Schueth
-------------------------------------

Steven J. Schueth

Chair and President

Social Investment Forum

The following information will be included in the Registration Statement:

The Social Investment Forum's November 1997 Report on Responsible Investing Trends in the United States reported the existence of $1.2 trillion in professionally managed portfolios incorporating at least one social investment strategy.